As filed pursuant to Rule 424(b)(2)
Registration No. 333-143110

CALCULATION OF REGISTRATION FEE

Title of each class of securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)

6.125% Senior Notes due September 15, 2039	$1,500,000,000	$83,700

(1)	Calculated in accordance with Rule 457(r)

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 21, 2007)

$1,500,000,000

6.125% Senior Notes due 2039

This is an offering by CVS Caremark Corporation of an aggregate of $1,500,000,000 of 6.125% Senior Notes due September 15, 2039 which we refer to as the “notes.”

We will pay interest on the notes on March 15 and September 15 of each year beginning on March 15, 2010. Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount to the date of repurchase. We may redeem the notes, in whole or in part, at any time prior to September 15, 2039, at the redemption price set forth herein. Unless previously redeemed, the notes will mature on September 15, 2039.

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Investing in these notes involves certain risks. See “Risk Factors” on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	99.672%	$1,495,080,000
Underwriting Discount	0.875%	$13,125,000
Proceeds, before expenses, to CVS Caremark	98.797%	$1,481,955,000

Barclays Capital Inc., on behalf of the underwriters, expects to deliver the notes on or about September 11, 2009. Delivery of the notes will be made in book-entry form only through the facilities of the Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A/N.V. and Clearstream Banking, société anonyme, against payment therefor in immediately available funds.

Barclays Capital

              BofA Merrill Lynch

                  BNY Mellon Capital Markets, LLC

J.P. Morgan

Wells Fargo Securities

BB&T Capital Markets	Deutsche Bank Securities	HSBC
KeyBanc Capital Markets	Mizuho Securities USA Inc.	Morgan Stanley
RBS	SunTrust Robinson Humphrey	U.S. Bancorp Investments, Inc.

The date of this prospectus supplement is September 8, 2009

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms “CVS Caremark,” the “Company,” “we,” “us” and “our” refer to CVS Caremark Corporation and its subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access, among other things, the registration statement, of which the accompanying prospectus is part, including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

(i)	CVS Caremark’s Annual Report on Form 10-K filed on February 27, 2009;

(ii)	CVS Caremark’s Current Reports on Form 8-K filed on January 23, 2009, February 19, 2009 (item 5.02) and March 13, 2009;

(iii)	CVS Caremark’s Quarterly Reports on Form 10-Q filed on May 5, 2009 and August 4, 2009; and

(iv)	CVS Caremark’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2009 (as to the information under the captions “Committees of the Board,” “Code of Conduct,” “Director Nominations,” “Audit Committee Report,” “Biographies of our Board Nominees,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Share Ownership of Directors and Certain Executive Officers,” “Share Ownership of Principal Stockholders,” “Certain Transactions with Directors and Officers,” “Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm” and “Executive Compensation and Related Matters,” including “Compensation Discussion & Analysis,” and “Management Planning and Development Committee Report”).

You may request a copy of any or all of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus at no cost, by writing or telephoning us at the following address:

Nancy R. Christal

Senior Vice President, Investor Relations

CVS Caremark Corporation

670 White Plains Road, Suite 210

Scarsdale, New York 10583

(800) 201-0938

S-iii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of CVS Caremark Corporation. The Company and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the SEC and in its reports to stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “should” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Caremark Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings or earnings per common share growth, free cash flow, debt ratings, inventory levels, inventory turn and loss rates, store development, relocations and new market entries, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including but not limited to:

•

Our business is affected by the economy in general including changes in consumer purchasing power, preferences and/or spending patterns. These changes could affect drug utilization trends, the number of covered lives and the financial health of our pharmacy benefit management clients. Further, interest rate fluctuations and changes in capital market conditions may affect our ability to obtain necessary financing on acceptable terms, our ability to secure suitable store locations under acceptable terms and our ability to execute sale leaseback transactions under acceptable terms;

•	Our ability to realize fully the incremental revenues and other benefits from the Caremark merger;

•	Our ability to successfully integrate the assets acquired in the Longs Acquisition (defined herein) and realize the synergies and other planned benefits in accordance with the expected timing;

•

The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payors to reduce prescription drug costs and pharmacy reimbursement rates, particularly with respect to generic pharmaceuticals;

•	The possibility of client loss and/or the failure to win new client business;

•	The frequency and rate of introduction of successful new prescription drugs as well as generic alternatives to existing brand drugs;

•

The effect on our Pharmacy Services (as described below) business of a declining margin environment attributable to increased competition in the pharmacy benefit management industry and increased client demands for lower prices, enhanced service offerings and/or higher service levels;

•	Risks related to our inability to earn and retain purchase discounts and/or rebates from pharmaceutical manufacturers at current levels;

•	Risks related to the impact of the Medicare prescription drug benefit on our business;

•	Risks related to the change in industry pricing benchmarks that could adversely affect our financial performance;

•	Increased competition from other drugstore chains, supermarkets, discount retailers, membership clubs and Internet companies, as well as changes in consumer preferences or loyalties;

•

Litigation, legislative and regulatory risks associated with our business or the retail pharmacy business, retail clinic operations and/or pharmacy benefit management industry generally, including risks associated with legislative efforts to reform the health care industry;

•	Risks related to changes in laws and regulations, including changes in accounting standards and taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations);

•

Risks related to adverse developments in the health care or pharmaceutical industry generally, including, but not limited to, developments in any investigation related to the pharmaceutical industry that may be conducted by any governmental authority; and

•	Other risks and uncertainties detailed from time to time in our filings with the SEC.

The foregoing list is not exhaustive. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

THE COMPANY

Introduction

CVS Caremark is the largest provider of prescriptions and related healthcare services in the United States. We fill or manage more than one billion prescriptions annually. As a fully integrated pharmacy services company, we drive value for our customers by effectively managing pharmaceutical costs and improving health care outcomes through our pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services®; our nearly 7,000 CVS/pharmacy® and Longs Drug® retail stores; our retail-based health clinic subsidiary, MinuteClinic®; and our online pharmacy, CVS.com®.

Effective October 20, 2008, we acquired Longs Drug Stores Corporation, which includes 529 retail drug stores and RxAmerica LLC, which provides pharmacy benefit management services, and certain other related assets (the “Longs Acquisition”). We successfully funded the Longs Acquisition using a combination of cash on hand, commercial paper and a $1.15 billion bridge loan facility.

Our business includes two operating segments: Pharmacy Services and Retail Pharmacy.

Overview of Our Pharmacy Services Segment

Our Pharmacy Services business provides a full range of prescription benefit management services including mail order pharmacy services, specialty pharmacy services, plan design and administration, formulary management and claims processing. Our customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States.

The Pharmacy Services business operates under the Caremark Pharmacy Services®, Caremark®, CVS CaremarkTM, CarePlus CVS/pharmacyTM, CarePlusTM , RxAmerica®, Accordant CareTM and TheraCom® names. As of June 30, 2009, the Pharmacy Services segment operated 50 retail specialty pharmacy stores, 20 specialty mail order pharmacies and 6 mail service pharmacies located in 25 states, Puerto Rico and the District of Columbia.

As a pharmacy benefits manager, we manage the dispensing of pharmaceuticals through our mail order pharmacies and national network of approximately 60,000 retail pharmacies (which include our CVS/pharmacy® and Longs Drug® stores) to eligible participants in the benefit plans maintained by our customers and utilize our information systems to perform, among other things, safety checks, drug interaction screenings and brand to generic substitutions.

Our specialty pharmacies support individuals that require complex and expensive drug therapies. Our specialty pharmacy business includes mail order and retail specialty pharmacies that operate under the Caremark® and CarePlus CVS/pharmacyTM names. Substantially all of our mail service specialty pharmacies have been accredited by The Joint Commission.

In addition, through our SilverScript Insurance Company and Accendo Insurance Company (“Accendo”) subsidiaries, we are a national provider of drug benefits to eligible beneficiaries under the Federal Government’s Medicare Part D program. The Company acquired Accendo in the Longs Acquisition, and, effective January 1, 2009, Accendo replaced RxAmerica as the Medicare-approved prescription drug plan for the RxAmerica Medicare Part D drug benefit plans.

Overview of Our Retail Pharmacy Segment

As of June 30, 2009, our Retail Pharmacy business included 6,949 retail drugstores (of which 6,887 operated a pharmacy) located in 41 states and the District of Columbia operating primarily under the CVS/pharmacy® or Longs Drug® names, our online retail website, CVS.com® and 561 retail health care clinics operating under the MinuteClinic® name (of which 546 were located in CVS/pharmacy stores). As of December 31, 2008, we operated in 89 of the top 100 U.S. drugstore markets and held the number one or number two market share in 60 of these markets. Overall, as of December 31, 2008, we held the number one or number two market share position in 67% of the markets in which our retail drugstores operate. CVS/pharmacy stores sell prescription drugs and a wide assortment of general merchandise, which we refer to as “front store” products. Our proprietary loyalty card program, ExtraCare®, has well over 50 million active cardholders, making it one of the largest and most successful retail loyalty card programs in the country. Existing stores range in size from approximately 8,000 to 25,000 square feet, although most new stores range in size from approximately 10,000 to 13,000 square feet and typically include a drive-thru pharmacy. During fiscal 2008, we filled approximately 559 million retail prescriptions, or approximately 17% of the U.S. retail pharmacy market.

CVS Caremark Corporation is a Delaware corporation. Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS.” General information about CVS Caremark is available through our website at http://www.cvscaremark.com. Our financial press releases and filings with the SEC are available free of charge on the investor relations portion of our website at http://www.cvscaremark.com/investors. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	CVS Caremark Corporation.

Securities Offered	$1,500,000,000 6.125% Senior Notes due 2039 (the “notes”).

Maturity Date	September 15, 2039.

Interest Payment Dates	We will pay interest on the notes on March 15 and September 15, beginning on March 15, 2010.

Interest on the notes being offered by this prospectus supplement will accrue from September 11, 2009.

Ranking	The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $1,480,700,300, which we intend to use for general corporate purposes, including the repayment of certain corporate debt. See “Use of Proceeds.”

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of the Notes—Optional Redemption.”

Repurchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control.”

Certain Covenants	The indenture pursuant to which the notes will be issued contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined therein) to secure indebtedness with a security interest on certain property or stock or engage in certain sale and leaseback transactions with respect to certain properties. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and incorporated by reference herein before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth under “Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference herein.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $1,480,700,300, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of certain corporate debt. Such corporate debt may include commercial paper and unsecured senior notes. As of June 30, 2009, we had approximately $1.3 billion of commercial paper outstanding with a weighted average interest rate of 0.9%. The commercial paper to be repaid with the net proceeds from this offering is estimated to be up to $400 million, bears interest at a weighted average interest rate of 0.3% and matures on or about the date of the closing of this offering. The unsecured senior notes consist of a $650 million maturity on September 15, 2009 with an interest rate of 4.0%.

CAPITALIZATION

The table below sets forth our total capitalization at June 30, 2009 on an actual basis and as adjusted to give effect to this offering.

You should read the table together with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2009
	Actual	As Adjusted(1)
	($ in millions)
Cash and cash equivalents	$1,225.3	$1,656.0
Short-term debt:
Commercial paper	1,328.0	928.0
4% Notes due 2009	650.0	—
Floating Rate Notes due 2010	1,750.0	1,750.0
Other	3.6	3.6

Total short-term debt	3,731.6	2,681.6

Long-term debt:
Floating Rate Notes due 2010	350.0	350.0
5 3/4% Notes due 2011	800.0	800.0
4 7/8% Notes due 2014	550.0	550.0
6 1/8% Notes due 2016	700.0	700.0
5.75% Notes due 2017	1,750.0	1,750.0
6.25% Notes due 2027	1,000.0	1,000.0
6.60% Notes due 2019	1,000.0	1,000.0
6.302% Enhanced Capital Advantage Preferred Securities	1,000.0	1,000.0
6.125% Notes offered hereby	—	1,500.0
Other	155.2	155.2

Total long-term debt	7,305.2	8,805.2

Total debt	11,036.8	11,486.8
Shareholders’ equity:
Common stock, par value $0.01: authorized 3,200,000,000 shares; issued 1,606,118,000 shares at June 30, 2009	16.0	16.0
Treasury stock, at cost: Actual: 146,634,000 shares at June 30, 2009	(5,182.5)	(5,182.5)
Shares held in trust, 1,700,000 shares at June 30, 2009	(55.5)	(55.5)
Capital surplus	27,013.2	27,013.2
Retained earnings	14,501.4	14,501.4
Accumulated other comprehensive loss	(141.0)	(141.0)

Total shareholders’ equity	36,151.6	36,151.6

Total capitalization	$47,188.4	$47,638.4

(1)	Gives effect to this offering.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth the selected historical consolidated financial and operating data for CVS Caremark Corporation. You should read this data in conjunction with, and it is qualified by reference to, our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2008 and December 29, 2007 have been derived from CVS Caremark’s consolidated financial statements, which have been audited by Ernst and Young LLP, independent registered public accounting firm. The selected consolidated financial and operating data as of and for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005 have been derived from CVS Caremark’s consolidated financial statements, which have been audited by KPMG LLP, independent registered public accounting firm. Effective March 22, 2007, Caremark Rx, Inc. was merged with and into a newly formed subsidiary of CVS Corporation. The selected consolidated financial and operating data as of and for the six months ended June 30, 2009 and June 28,2008 has been derived from CVS Caremark’s unaudited consolidated condensed financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

You should read this selected consolidated financial and operating data in conjunction with CVS Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference herein, and CVS Caremark’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, incorporated by reference herein.

	Six Months Ended		Fiscal Year
	(Unaudited)
	June 30, 2009(1)	June 28, 2008(1)	2008(1)	2007(2)	2006	2005	2004
	($ in millions, except per share amounts, number of stores and ratios)
Statement of Operations Data:
Net revenues	$48,265.0	$42,466.3	$87,471.9	$76,329.5	$43,821.4	$37,006.7	$30,594.6
Gross profit	9,800.2	8,666.2	18,290.4	16,107.7	11,742.2	9,694.6	7,915.9
Operating Expenses(3)(4)	6,823.2	5,818.0	12,244.2	11,314.4	9,300.6	7,675.1	6,461.2

Operating profit(5)	2,977.0	2,848.2	6,046.2	4,793.3	2,441.6	2,019.5	1,454.7
Interest expense, net	270.0	245.6	509.5	434.6	215.8	110.5	58.3
Income tax provision(6)	1,074.4	1,030.6	2,192.6	1,721.7	856.9	684.3	477.6

Earnings from continuing operations	1,632.6	1,572.0	3,344.1	2,637.0	1,368.9	1,224.7	918.8
Loss from discontinued operations(7)	(7.7)	(48.7)	(132.0)	—	—	—	—

Net earnings	$1,624.9	$1,523.3	$3,212.1	$2,637.0	$1,368.9	$1,224.7	$918.8

Per Common Share Data:
Earnings from continuing operations
Basic	$1.123	$1.09	$2.32	$1.97	$1.65	$1.49	$1.13
Diluted	1.110	1.07	2.27	1.92	1.60	1.45	1.10
Loss from discontinued operations(7)
Basic	$(0.005)	$(0.03)	$(0.09)	$—	$—	$—	$—
Diluted	(0.005)	(0.03)	(0.09)	—	—	—	—
Net earnings
Basic	$1.118	$1.06	$2.23	$1.97	$1.65	$1.49	$1.13
Diluted	1.105	1.04	2.18	1.92	1.60	1.45	1.10
Cash dividends per common share	$0.15250	$0.12000	$0.25800	$0.22875	$0.15500	$0.14500	$0.13250

	Six Months Ended		Fiscal Year
	(Unaudited)
	June 30, 2009(1)	June 28, 2008(1)	2008(1)	2007(2)	2006	2005	2004
	($ in millions, except per share amounts, number of stores and ratios)
Balance Sheet:
Total working capital	$4,007.8	$4,794.6	$3,036.3	$3,383.1	$3,390.8	$3,808.8	$3,060.7
Total assets	61,036.0	54,467.0	60,959.9	54,721.9	20,574.1	15,246.6	14,513.3
Long-term debt	7,305.2	8,348.3	8,057.2	8,349.7	2,870.4	1,594.1	1,925.9
Total shareholders’ equity	36,151.6	33,010.2	34,574.4	31,321.9	9,917.6	8,331.2	6,987.2
Other Operating Data:
Ratio of earnings to fixed charges(8)	5.43x	5.51x	5.82x	5.17x	4.02x	4.45x	4.22x
Total same store sales growth(9)	4.7%	3.5%	4.5%	5.3%	8.1%	6.3%	5.5%
Pharmacy same store sales growth	6.0%	3.7%	4.8%	5.2%	9.0%	6.7%	7.0%
Number of stores (at end of period)	6,949	6,308	6,923	6,301	6,205	5,474	5,378

(1)	On December 23, 2008, CVS Caremark’s Board of Directors approved a change in its fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect its position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Prior to Board approval of this change, the Saturday nearest December 31, 2008 would have resulted in a 53-week fiscal year that would have ended January 3, 2009. As you review CVS Caremark’s operating performance, please consider that fiscal six months ended June 30, 2009 and June 28, 2008 include 181 days and 182 days, respectively, and the fiscal years 2008, 2007, 2006, 2005 and 2004 include 368 days, 364 days, 364 days, 364 days and 364 days, respectively.

(2)	Effective March 22, 2007, pursuant to the Agreement and Plan of Merger dated as of November 1, 2006, as amended (the “Merger Agreement”), Caremark Rx, Inc. (“Caremark”) was merged with and into a newly formed subsidiary of CVS Corporation, with the CVS subsidiary, Caremark Rx, L.L.C., continuing as the surviving entity (the “Caremark Merger”). Following the Caremark Merger, the name of CVS Caremark was changed to “CVS Caremark Corporation.” By virtue of the Caremark Merger, each issued and outstanding share of Caremark common stock, par value $0.001 per share, was converted into the right to receive 1.67 shares of CVS Caremark’s common stock, par value $0.01 per share. Cash was paid in lieu of fractional shares.

(3)	In 2006, CVS Caremark adopted the SEC Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The adoption of this statement resulted in a $40.2 million pre-tax ($24.7 million after-tax) decrease in operating expenses for 2006.

(4)	In 2004, CVS Caremark conformed its accounting for operating leases and leasehold improvements to the views expressed by the Office of the Chief Accountant of the SEC to the American Institute of Certified Public Accountants on February 7, 2005. As a result, CVS Caremark recorded a non-cash pre-tax adjustment of $65.9 million ($40.5 million after-tax) to operating expenses, which represents the cumulative effect of the adjustment for a period of approximately 20 years. Since the effect of this non-cash adjustment was not material to 2004, or any previously reported fiscal year, the cumulative effect was recorded in the fourth quarter of 2004.

(5)	Operating profit includes the pre-tax effect of the charge discussed in Note (3) and Note (4) above.

(6)	Income tax provision includes the effect of the following: (i) in 2006, a $11.0 million reversal of previously recorded tax reserves through the tax provision principally based on resolving certain state tax matters, (ii) in 2005, a $52.6 million reversal of previously recorded tax reserves through the tax provision principally based on resolving certain state tax matters, and (iii) in 2004, a $60.0 million reversal of previously recorded tax reserves through the tax provision principally based on finalizing certain tax return years and on a 2004 court decision relevant to the industry.

(7)	In connection with certain business dispositions completed between 1991 and 1997, CVS Caremark continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. During 2008, Linens Holding Co. and certain affiliates, which operate Linens ‘n Things, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The loss from discontinued operations for the six months ended June 30, 2009, includes $7.7 million of lease-related costs ($12.6 million, net of a $4.9 million income tax benefit). The loss from discontinued operations for the six months ended June 28, 2008, includes $48.7 million of lease-related costs ($78.8 million, net of a $30.1 million income tax benefit) and includes $132.0 million of lease-related costs ($214.4 million, net of an $82.4 million income tax benefit) for fiscal 2008, which CVS Caremark believes it will likely be required to satisfy pursuant to its Linens ‘n Things lease guaranties.

(8)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of net earnings from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest, capitalized interest and one-third of rental expense, which is deemed representative of the interest factor.

(9)	Same store sales growth for the first six months of 2009 excludes the stores acquired in the Longs Acquisition, which were acquired effective October 20, 2008. These stores will be included in same store sales beginning in November 2009.

DESCRIPTION OF THE NOTES

General

The 6.125% Senior Notes due 2039, which we refer to as the “notes,” constitute a series of senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

The notes will be issued under the Senior Indenture dated August 15, 2006 between CVS Caremark Corporation (formerly known as “CVS Corporation”), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”). The following summary of the material provisions of the indenture does not summarize all of the provisions of the indenture. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. A copy of the form of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in this prospectus supplement.

The notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

We do not intend to list the notes on a national securities exchange.

The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. However, the provisions of the indenture do:

(1) provide that, subject to certain exceptions, neither we nor any of our Restricted Subsidiaries (as defined therein) will subject our property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with such other indebtedness thereby secured, and

(2) contain certain limitations on the entry into certain sale and leaseback arrangements by us and our Restricted Subsidiaries.

In addition, the indenture does not contain any provisions which would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the notes. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Principal, Maturity and Interest

The notes will be issued in an aggregate principal amount of $1,500,000,000 and will mature on September 15, 2039. The notes will bear interest at 6.125% per annum from September 11, 2009, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the March 1 or September 1 immediately preceding the respective interest payment on March 15 or September 15 of each year, respectively, commencing March 15, 2010.

If any interest payment date, redemption date or the maturity date of the notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

The notes do not contain any sinking fund provisions.

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of Debt Securities—Discharge and Defeasance of Debt Securities and Covenants” in the accompanying prospectus for more information about how we may do this.

We may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Ranking

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

Optional Redemption

The notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to the redemption date, equal to the greater of:

(1) 100% of the principal amount thereof, or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 30 basis points for the notes.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for the notes, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Independent Investment Banker” means Barclays Capital Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means (i) Barclays Capital Inc. and its successors; provided however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

A notice of redemption shall be mailed by us (or, at our request, by the trustee on our behalf) by first class mail to each holder of notes to be redeemed. Such notice of redemption shall specify the principal amount of notes to be redeemed, the CUSIP and ISIN numbers of the notes to be redeemed, the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of such notes. Once notice of redemption is sent to holders, notes called for redemption will become due and payable on the redemption date at the redemption price, plus interest accrued to the redemption date. On or before 10:00 a.m. New York City time on the redemption date, we will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes so called for redemption at the appropriate redemption price, together with accrued interest to the date fixed for redemption. Unless we default in payment of the redemption price plus interest accrued to the redemption date, commencing on the redemption date interest on notes called for redemption will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price and any unpaid interest to the redemption date.

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note.

In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000 original principal amount) of their notes pursuant to the offer described below (Change of Control Offer) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (Change of Control Payment). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (Change of Control Payment Date), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts and compliance with law.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and the properties and assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of our voting power or our voting stock then outstanding; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or our assets and the assets of our respective subsidiaries taken as a whole to one or more persons (as defined in the Indenture) other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

Under clause (3) of the definition Change of Control described above, a Change of Control will occur when a majority of our directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require us to make a Change of Control Offer.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Services, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with the notes and shall have the same terms as to status or otherwise as the notes, except for the public offering price and issue date. No additional notes may be issued if an event of default has occurred and is continuing with respect to the notes. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Book-Entry System

Upon sale, the notes will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, the Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and the global securities representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities representing the notes.

The global securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount, only if:

•

DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC’s ineligibility;

•

there shall have occurred and be continuing an Event of Default under the indenture with respect to any of the global securities and the outstanding notes shall have become due and payable pursuant to the indenture and the trustee has requested that certificated notes be issued; or

•

we have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global securities representing the notes as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•

Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (a “Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities representing the notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the global securities representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued and in certain other limited circumstances.

•

Principal, premium, if any, and interest payments on the global securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

UNDERWRITING

We have entered into an underwriting agreement with Barclays Capital Inc., Banc of America Securities LLC, BNY Mellon Capital Markets, LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us the respective principal amount of notes shown opposite its name in the following table.

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$243,750,000
Banc of America Securities LLC	187,500,000
BNY Mellon Capital Markets, LLC	187,500,000
J.P. Morgan Securities Inc.	187,500,000
Wells Fargo Securities, LLC	187,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	56,250,000
Deutsche Bank Securities Inc.	56,250,000
HSBC Securities (USA) Inc.	56,250,000
KeyBanc Capital Markets Inc.	56,250,000
Mizuho Securities USA Inc.	56,250,000
Morgan Stanley & Co. Incorporated	56,250,000
RBS Securities Inc.	56,250,000
SunTrust Robinson Humphrey, Inc.	56,250,000
U.S. Bancorp Investments, Inc.	56,250,000

$1,500,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement.

The representatives of the underwriters have advised us that the underwriters intend to offer the notes initially at the public offering price shown on the cover page of this prospectus supplement and may offer the notes to certain dealers at such public offering price less a selling concession not to exceed $5.00 per $1,000 in aggregate principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession on sales to other dealers not to exceed $2.50 per $1,000 in aggregate principal amount of the notes. After the initial offering of the notes, the representatives may change the public offering price and the concession to selected dealers.

Commission and Expenses

The following table shows the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the notes:

	Per $1,000 Principal Amount of Notes	Total
Notes	$8.75	$13,125,000

We estimate that the expenses of this offering that are payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $1,254,700.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

Price Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales, purchases to cover positions created by short sales, penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

•

A syndicate short position is created by sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase in the offering. Since the underwriters in this offering do not have an over-allotment option to purchase additional notes, their short position, if any, will be a naked short position. A naked short position can be closed out only by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement. Barclays Capital Inc. has agreed to reimburse certain of our expenses and other costs related to this offering.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Davis Polk & Wardwell LLP, the following are the material United States federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes held as capital assets by those initial holders who purchase notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding notes as part of a hedge or other integrated transaction, United States Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons subject to the alternative minimum tax. Prospective investors are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

As used herein, the term “United States Holder” means, for United States federal income tax purposes, a beneficial owner of a note that is: (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Payments of Interest

The notes will be issued without original issue discount for United States federal income tax purposes. Accordingly, interest paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United

States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States Holder” means, for United States federal income tax purposes, a beneficial owner of a note that is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. The term “Non-United States Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax adviser regarding the U.S. income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest: (a) the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and (b) the Non-United States Holder either (x) certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person or (y) holds the notes through certain foreign intermediaries and satisfies the certification requirements of the applicable U.S. Treasury regulations.

A Non-United States Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of the note, unless the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax on interest discussed above, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Non-United States Holder will be required to provide to the Company a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax on interest. These holders should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns will be filed with the United States Internal Revenue Service in connection with payments of interest on the notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the United States Internal Revenue Service in connection with the proceeds from a sale or other disposition of the notes and the Non-United States Holder may be subject to United States backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters relating to the notes will be passed upon for the underwriters by Dewey  & LeBoeuf LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements of CVS Caremark Corporation incorporated by reference in CVS Caremark Corporation’s Annual Report on Form 10-K for the fiscal years ended December 31, 2008 and December 29, 2007 (including schedules appearing therein), and the effectiveness of CVS Caremark Corporation’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements (including schedules appearing therein) are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and related consolidated financial statement schedule of CVS Caremark Corporation and its subsidiaries for the fiscal year ended December 30, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited consolidated condensed interim financial information of CVS Caremark Corporation for the fiscal quarters ended March 31, 2009 and March 29, 2008, and June 30, 2009 and June 28, 2008, and the six-month periods ended June 30, 2009 and June 28, 2008, incorporated by reference in this Prospectus Supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 30, 2009 and August 4, 2009, included in CVS Caremark Corporation’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS

CVS CAREMARK CORPORATION

DEBT SECURITIES

We may offer from time to time debt securities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by the issuer, its underwriters or agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms “CVS Caremark,” the “Company,” “we,” “us,” and “our” refer to CVS Caremark Corporation and its subsidiaries. The term “CVS” refers to CVS Corporation and the term “Caremark” refers to Caremark Rx, Inc. prior to the merger of CVS and Caremark to form CVS Caremark Corporation.

i

THE COMPANY

Introduction

Our Company owns and operates the largest retail pharmacy in the United States based on store count. We sell prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, film and photo finishing services, seasonal merchandise, greeting cards and convenience foods through our CVS/pharmacy® retail stores and online through CVS.com®. We also provide healthcare services through our 164 MinuteClinic® healthcare clinics, located in 19 states, of which 147 are located within CVS retail drugstores as of March 31, 2007. In addition, we provide pharmacy benefits management, mail order services and specialty pharmacy services through Caremark Pharmacy Services, PharmaCare Management Services (“PharmaCare”) and PharmaCare Pharmacy® stores. As of March 31, 2007, we operated 6,208 retail and specialty pharmacy stores and 22 specialty pharmacies in 44 states and the District of Columbia.

Through our merger with Caremark on March 22, 2007, as described below, we acquired a leading pharmacy benefits manager in the United States. Our pharmacy benefits management business involves the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Our pharmacy benefits management customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. In addition, through our insurance subsidiaries, we are a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

Our pharmacy benefits management business operates through a national retail pharmacy network with over 60,000 participating pharmacies (including CVS’ pharmacy stores), 11 mail service pharmacies, 52 specialty pharmacy stores, 22 specialty pharmacies and the industry’s only repackaging plant regulated by the Food and Drug Administration. Through our Accordant® disease management offering, which we acquired through Caremark, we also provide disease management programs for 27 conditions. Twenty-one of these programs are accredited by the National Committee for Quality Assurance.

On June 2, 2006 we acquired certain assets and assumed certain liabilities from Albertson’s, Inc. (“Albertson’s”) for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 standalone drugstores and a distribution center located in La Habra, California (collectively the “Standalone Drug Business”). Approximately one-half of the drugstores are located in southern California. The remaining drugstores are primarily located in our existing markets in the Midwest and Southwest. We believe that the acquisition of the Standalone Drug Business is consistent with our long-term strategy of expanding our retail drugstores business in high-growth markets.

The retail drugstore and pharmacy benefits management businesses are highly competitive. We believe that we compete principally on the basis of: (i) store location and convenience; (ii) customer/client service and satisfaction; (iii) product selection and variety; and (iv) price. In each of the markets we serve, we compete with independent and other retail drugstore chains, supermarkets, convenience stores, pharmacy benefits managers and other mail order prescription providers, discount merchandisers, membership clubs and Internet pharmacies.

Caremark Merger

Effective March 22, 2007, pursuant to the Agreement and Plan of Merger dated as of November 1, 2006, as amended (the “Merger Agreement”) Caremark was merged with and into a newly formed subsidiary of CVS Corporation, with the CVS subsidiary, Caremark Rx, L.L.C., continuing as the surviving entity (the “Caremark Merger”). Following the Caremark Merger, we changed our name to “CVS Caremark Corporation.”

By virtue of the Caremark Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Caremark was converted into the right to receive 1.67 shares of our common stock, par value $0.01 per share. Cash was paid in lieu of fractional shares.

In connection with the Caremark Merger, a special one-time cash dividend of $7.50 per share was paid to Caremark shareholders of record as of the close of business on the day immediately preceding the closing date of the Caremark Merger (the “Caremark Special Dividend”). This dividend was funded through a combination of proceeds from the issuance of commercial paper, available cash of Caremark and borrowings under a Bridge Credit Agreement dated as of March 15, 2007 among the Company, the lenders listed on the signature pages thereof, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Bookrunners, Morgan Stanley Senior Funding, Inc., as Syndication Agent, The Bank of New York, Bank of America, N.A. and Wachovia Bank, National Association as Co-Documentation Agents, and Lehman Commercial Paper Inc., as Administrative Agent (the “Bridge Credit Facility”).

Following the Caremark Merger, we launched a tender offer for 150 million (approximately 10%) of our outstanding shares of common stock at a fixed price of $35.00 per share. The tender offer expired on April 24, 2007, resulting in approximately 10.3 million shares being tendered and placed into the Company’s treasury account.

As a result of the Caremark Merger, we believe we can operate the combined companies more efficiently than either company could have operated on its own. As such, we expect to achieve significant benefits from purchasing scale and operating synergies. Operating synergies include decreases in overhead expense, increases in productivity and efficiencies, decreases in prescription dispensing costs, and other benefits made possible by combining complementary operations. In addition, we expect that the combination of our retail pharmacy and pharmacy benefits management businesses may create incremental revenue opportunities. Information regarding the uncertainties associated with realizing efficiencies and opportunities is described in our 2006 Form 10-K, incorporated by reference herein, under the headings “Risk Factors Related to the Proposed Merger.”

CVS Caremark Corporation is a Delaware corporation. Our Store Support Center (corporate office) is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS.” General information about CVS Caremark is available through our website at http://www.cvs.com. Our financial press releases and filings with the Securities and Exchange Commission are available free of charge on the investor relations portion of our website at http://investor.cvs.com.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (“SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this registration statement:

(i)	CVS’ Annual Report on Form 10-K filed on February 27, 2007;

(ii)	CVS’ Current Reports on Form 8-K filed on January 18, 2007, January 19, 2007, February 2, 2007, February 26, 2007 and March 8, 2007;

(iii)	CVS Caremark’s Current Reports on Form 8-K filed on March 23, 2007, May 9, 2007, May 16, 2007 and May 17, 2007;

(iv)	CVS Caremark’s Quarterly Report on Form 10-Q filed on May 8, 2007;

(v)	CVS Caremark’s Proxy Statement on Schedule 14A filed on April 4, 2007 (as to the information under the captions “Committees of the Board,” “Code of Conduct,” “Director Nominations,” “Audit Committee Report,” “Biographies of our Board Nominees,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Share Ownership of Directors and Certain Executive Officers,” “Share Ownership of Principal Stockholders,” “Item 4: Adoption of 2007 Incentive Plan,” “Certain Transactions with Directors and Officers,” “Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm” and “Executive Compensation and Related Matters,” including “Compensation Discussion & Analysis” and “Management Planning and Development Committee Report”); and

(vi)	Caremark’s Annual Report on Form 10-K filed on February 27, 2007 (as to the financial statements and related notes for the three year period ended December 31, 2006 and as of December 31, 2005 and December 31, 2006).

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Nancy R. Christal

Vice President, Investor Relations

CVS Caremark Corporation

670 White Plains Road, Suite 210

Scarsdale, New York, 10583

(800) 201-0938

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of CVS Caremark Corporation. The Company and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the SEC and in its reports to stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will,” “should” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of CVS Caremark Corporation or any subsidiary, events or developments that the Company expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per common share growth, free cash flow, debt ratings, inventory levels, inventory turn and loss rates, store development, relocations and new market entries, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including but not limited to:

•	Our ability to integrate successfully the Caremark business or as timely as expected;

•	Our ability to realize the revenues and synergies and other benefits from the Caremark Merger as expected;

•	Litigation and regulatory risks associated with Caremark and the pharmacy benefit management industry generally;

•

The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payors to reduce prescription drug costs and pharmacy reimbursement rates, particularly with respect to generic pharmaceuticals;

•

The effect on pharmacy revenue and gross profit rates attributable to the introduction in 2006 of a new Medicare prescription drug benefit and the continued efforts by various government entities to reduce state Medicaid pharmacy reimbursement rates;

•	Risks related to the change in industry pricing benchmarks that could adversely affect our financial performance;

•	The growth of mail order pharmacies and changes to pharmacy benefit plans requiring maintenance medications to be filled exclusively through mail order pharmacies;

•

The effect on our pharmacy benefit management (“PBM”) business of increased competition in the PBM industry, a declining margin environment attributable to increased client demands for lower prices, enhanced service offerings and/or higher service levels and the possible termination of, or unfavorable modification to, contractual arrangements with key clients or providers;

•

The potential effect on performance of our PBM business as a result of entering into risk based or reinsurance arrangements in connection with providing pharmacy benefit plan management services. Risks associated with these arrangements include relying on actuarial assumptions that underestimate prescription utilization rates and/or costs for covered members;

•	Our ability to successfully integrate the Standalone Drug Business acquired from Albertson’s in June 2006;

•	Our ability to expand MinuteClinic as expected;

•

The risks relating to adverse developments in the healthcare or pharmaceutical industry generally, including, but not limited to, developments in any investigation related to the pharmaceutical industry that may be conducted by governmental authorities;

•	Increased competition from other drugstore chains, supermarkets, discount retailers, membership clubs and Internet companies, as well as changes in consumer preferences or loyalties;

•	The frequency and rate of introduction of successful new prescription drugs;

•	Our ability to generate sufficient cash flows to support capital expansion and general operating activities;

•	Interest rate fluctuations and changes in capital market conditions or other events affecting our ability to obtain necessary financing on favorable terms;

•	Our ability to identify, implement and successfully manage and finance strategic expansion opportunities including entering new markets, acquisitions and joint ventures;

•

Our ability to establish effective advertising, marketing and promotional programs (including pricing strategies and price reduction programs implemented in response to competitive pressures and/or to drive demand);

•	Our ability to continue to secure suitable new store locations under acceptable lease terms;

•	Our ability to attract, hire and retain suitable pharmacists, nurse practitioners and management personnel;

•	Our ability to achieve cost efficiencies and other benefits from various operational initiatives and technological enhancements;

•

Litigation risks as well as changes in laws and regulations, including changes in accounting standards and taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations);

•	The creditworthiness of the purchasers of businesses formerly owned by CVS Caremark and whose leases are guaranteed by CVS Caremark;

•	Fluctuations in inventory cost, availability and loss levels and our ability to maintain relationships with suppliers on favorable terms;

•	Our ability to implement successfully and to manage new computer systems and technologies;

•	The strength of the economy in general or in the markets served by CVS Caremark, including changes in consumer purchasing power and/or spending patterns; and

•	Other risks and uncertainties detailed from time to time in our filings with the SEC.

The foregoing list is not exhaustive. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely impact the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of CVS Corporation (“CVS”) and Caremark Rx, Inc. (“Caremark”) to form CVS Caremark. The pro forma financial information was prepared using the historical consolidated financial statements of CVS and Caremark as well as the financial information for the acquisition CVS completed on June 2, 2006.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 30, 2006 combines the audited consolidated statement of operations of CVS for the 52 week fiscal year ended December 30, 2006 with the audited statement of income of Caremark for the calendar year ended December 31, 2006 and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma condensed combined statement of operations for the thirteen weeks ended March 31, 2007, combines the unaudited consolidated condensed statement of operations of CVS Caremark for the thirteen weeks ended March 31, 2007, with the unaudited statement of income of Caremark from January 1, 2007 through March 21, 2007, and gives effect to the Caremark Merger as if it occurred on the first day of the period presented.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

You should read the pro forma financial information in conjunction with CVS’ audited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CVS’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and in addition, CVS Caremark’s Quarterly Report on Form 10-Q for the thirteen weeks ended March 31, 2007, incorporated by reference herein.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 30, 2006

	CVS Dec. 30, 2006	Completed Acquisition (Note 2) Dec. 30, 2006	Caremark Dec. 31, 2006	Pro Forma Adjustments		Pro Forma Combined
	($ in millions, except per share amounts)
Net revenue	$43,813.8	$2,373.9	$36,750.2	$(4,542.1	)(a)	$78,395.8
Cost of revenues (excluding depreciation and amortization)	31,874.8	1,795.4	34,344.1	(4,542.1	)(a)	63,472.2

Gross profit	11,939.0	578.5	2,406.1	—		14,923.6
Selling, general and administrative expenses	9,497.4	494.5	675.1	57.4	(b)	10,724.4

Operating profit	2,441.6	84.0	1,731.0	(57.4)		4,199.2
Interest expense (income), net	215.8	88.6	(38.4)	167.7	(c)	433.7

Earnings/(loss) before income tax provision/ (benefit)	2,225.8	(4.6)	1,769.4	(225.1)		3,765.5
Income tax provision/(benefit)	856.9	(1.7)	695.4	(88.2	)(d)	1,462.4

Net earnings/(loss)	1,368.9	(2.9)	1,074.0	(136.9)		2,303.1
Preference dividends, net of income tax benefit	13.9	—	—	—		13.9

Net earnings/(loss) available to common stockholders	$1,355.0	$(2.9)	$1,074.0	$(136.9)		$2,289.2

Basic earnings per common share:
Net earnings	$1.65		$2.50	—		$1.49

Weighted average common shares outstanding	820.6		429.3	287.6		1,537.5

Diluted earnings per common share:
Net earnings	$1.60		$2.46	—		$1.45

Weighted average common shares outstanding	853.2		436.5	292.5		1,582.2

Dividends declared per common share	$0.1550		$0.3000	—		$0.1550	(e)

See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 3 for an explanation of the preliminary unaudited pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Thirteen Weeks Ended March 31, 2007

	Pro Forma Combined
	($ in millions except per share amounts)
Net revenue	$20,638.1	(f)
Cost of revenues (excluding depreciation and amortization)	16,724.3	(f)

Gross profit	3,913.8
Selling, general and administrative expenses	2,754.0	(g)(h)

Operating profit	1,159.8
Interest expense, net	74.0	(i)

Earnings before income tax provision	1,085.8
Income tax provision	425.6	(j)

Net earnings	660.2
Preference dividends, net of income tax benefit	3.5

Net earnings available to common stockholders	$656.7

Basic earnings per common share:
Net earnings	$0.43

Weighted average common shares outstanding	1,531.4

Diluted earnings per common share:
Net earnings	$0.42

Weighted average common shares outstanding	1,565.2

Dividends declared per common share	$0.04875

See accompanying notes to unaudited pro forma condensed combined statement of operation, including Note 3 for an explanation of the preliminary unaudited pro forma adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(Dollars in millions)

Note 1—Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 30, 2006 and thirteen weeks ended March 31, 2007 gives effect to the merger as if it occurred on the first day of each period presented.

The unaudited pro forma condensed combined statements of operations, which are referred to as pro forma statements of operations, are based on the historical financial statements of CVS and Caremark, as well as financial information for the acquisition CVS completed on June 2, 2006, and give effect to the merger of CVS and Caremark under the purchase method of accounting. As a result, the pro forma statements of operations are based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Caremark based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma statements of operations after valuation procedures are performed and amounts are finalized following the completion of the merger.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma statements of operations for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma statements of operations. The pro forma statements of operations do not give effect to the post-closing issuer self-tender offer, which expired on April 24, 2007, resulting in approximately 10.3 million shares being tendered and placed in our treasury account or borrowings under our Bridge Credit Facility in connection with our Accelerated Share Repurchase. In addition, the pro forma statements of operations do not give effect to any potential cost savings or operating synergies that CVS and Caremark expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.

Note 2—Completed Acquisition

On June 2, 2006, CVS acquired certain assets and assumed certain liabilities from Albertson’s, Inc., which is referred to as Albertson’s, for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 stand-alone drugstores and a distribution center, which are referred to collectively as the Standalone Drug Business. CVS financed the acquisition of the Standalone Drug Business by issuing commercial paper and borrowing $1.0 billion from a bridge loan facility. During the third quarter of 2006, CVS repaid a portion of the commercial paper used to finance the acquisition with the proceeds received from the issuance of $800 million of 5.75% unsecured senior notes due August 15, 2011 and $700 million of 6.125% unsecured senior notes due August 15, 2016.

The financial information included in the unaudited pro forma condensed combined statement of operations for the year ended December 30, 2006 is based on the historical results of the Standalone Drug Business and includes the incremental interest expense for the indebtedness incurred to finance the purchase and the impact of the preliminary purchase price allocation. The incremental interest expense for the fiscal year ended December 30, 2006 was $218.0 million. The impact of the preliminary purchase price allocation included adjustments to convert the Standalone Drug Business from the LIFO method to the FIFO method of accounting for inventories, resulting in a reduction to gross profit for the fiscal year ended December 30, 2006 of $4.0 million. In addition, the fiscal year ended December 30, 2006 reflects adjustments required to record incremental estimated depreciation and amortization on property, equipment and intangible assets over their useful lives of $15.0 million and $52.0 million, respectively. For further information on the purchase price allocation used by CVS see the “Notes to Consolidated Financial Statements” included in CVS’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(Dollars in millions)

Note 3—Unaudited Pro Forma Adjustments

The purchase price allocation used to prepare the pro forma statements of operations is preliminary and is based on information that was available to management of CVS and Caremark at the time the pro forma statements of operations were prepared. Accordingly, the purchase price and the allocation thereof will change and the impact of such changes could be material.

Unaudited Pro Forma Condensed Combined Statement of Operations

(a)	Represents the adjustment necessary to eliminate revenues and cost of revenues of CVS and Caremark that represent inter-company amounts that would ordinarily be eliminated in the preparation of consolidated financial statements.

(b)	Represents the adjustment to record estimated incremental depreciation and amortization on identifiable intangible assets over their respective useful lives. Customer relationships are amortized over an estimated useful life of 19 years. Proprietary technology is amortized over an estimated useful life of 5 years, while trade names are estimated to have indefinite life and are not amortized. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma condensed combined statements of operations do not include goodwill amortization.

(c)	Represents the adjustments to record the pro forma interest expense on the long-term debt used to fund the Caremark Special Dividend utilizing an interest rate of 7%.

(d)	Represents the adjustments to record the pro forma combined income tax provision at the estimated effective income tax rate of the combined company.

(e)	Pro forma combined dividends declared per common share were computed using the CVS dividend rate.

(f)	Inter-company revenues and cost of revenues totaling $941.5 million, that occur when a Caremark customer uses a CVS/pharmacy retail store to purchase covered merchandise, were eliminated.

(g)	The pro forma condensed combined results of operations for the thirteen weeks ended March 31, 2007, exclude $80.3 million of stock option expense associated with the accelerated vesting of certain Caremark stock options, which vested upon consummation of the merger due to change in control provisions of the underlying Caremark stock option plans. The pro forma condensed combined results of operations for the thirteen weeks ended March 31, 2007 also exclude $42.9 million related to change in control payments due upon the consummation of the merger due to change in control provisions in certain Caremark employment agreements. In addition, the pro forma condensed combined results of operation for the thirteen weeks ended March 31, 2007, exclude merger related costs of $92.1 million, which primarily consist of investment banker fees, legal fees, accounting fees and other merger related costs incurred by Caremark.

(h)

The pro forma condensed combined results of operations include adjustments totaling $13.0 million to record estimated incremental depreciation and amortization on identifiable intangible assets over their respective useful lives. Customer relationships are amortized over an estimated useful life of 19 years. Proprietary technology is amortized over an estimated useful life of 5 years, while trade names are estimated to have indefinite life and are not amortized. In accordance with SFAS No. 142, “Goodwill

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(Dollars in millions)

Note 3—Unaudited Pro Forma Adjustments (Continued)

and Other Intangible Assets,” the unaudited pro forma combined condensed statements of operations do not include goodwill amortization.

(i)	The pro forma condensed combined results of operations include adjustments totaling $22.9 million to record the pro forma interest expense on the debt used to fund the Caremark Special Dividend utilizing an average interest rate of 5.5%.

(j)	The pro forma condensed combined results of operations include adjustments totaling $42.4 million to record the pro forma combined income tax provision at the estimated effective income tax rate of the combined company.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and a portion of net rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

CVS Caremark Corporation

Computation of Ratio of Earnings to Fixed Charges

	Three Months Ended	Fiscal Year
	March 31, 2007	(52 weeks) 2006	(52 weeks) 2005	(52 weeks) 2004	(53 weeks) 2003	(52 weeks) 2002

Ratio of earnings to fixed charges	4.50x	4.02x	4.45x	4.22x	4.78x	4.35x

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under two or more separate indentures between us and The Bank of New York Trust Company, N.A., a national banking association, as trustee. Each of the senior indenture and the subordinated indenture is referred to as an indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summary is not complete and the terms and provisions of the indentures summarized herein may be modified by adding or removing covenants, events of default or other provisions as reflected in the relevant prospectus supplement for each particular series of debt securities. The indentures have been filed as exhibits to the registration statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

The indentures will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of CVS Caremark.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all “senior indebtedness” (as defined in the subordinated indenture) of CVS Caremark. See the subordinated indenture, section 1.01.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern CVS Caremark or a substantial part of its property; or

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Certain Covenants

Restrictions on Secured Funded Debt.    The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Debt that the debt securities (together with, if we shall so determine, any other of our Indebtedness or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the debt securities) will be secured equally and ratably with (or prior to) such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all of our outstanding Secured Debt and the outstanding Secured Debt of our Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (8) under “Limitation on Sale/Leaseback Transactions” below), would not exceed 15% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction and under “Limitation on Sale/Leaseback Transactions” below, Indebtedness, secured by:

(1) Liens on property, shares of capital stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

(2) Liens on property, shares of capital stock or Indebtedness existing at the time of acquisition thereof or incurred within 360 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by us or any Restricted Subsidiary;

(3) Liens on property, shares of capital stock or Indebtedness thereafter acquired (or constructed) by us or any Restricted Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(4) Liens in favor of us or any Restricted Subsidiary;

(5) Liens in favor of the United States of America, any State thereof or the District of Columbia or any foreign government, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

(6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103 (b) of the Internal Revenue Code;

(7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

(8) Liens incurred (no matter when created) in connection with our or a Restricted Subsidiary’s engaging in leveraged or single investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of ours or of such Restricted Subsidiary;

(9) Liens in favor of a governmental agency to qualify us or any Restricted Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

(10) Good faith deposits in connection with bids, tenders, contracts or deposits to secure our or any Restricted Subsidiary’s public or statutory obligations, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which we or any Restricted Subsidiary are a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business;

(11) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

(12) Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $1,000,000; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $1,000,000;

(13) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Restricted Subsidiary, as the case may be;

(14) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of our business and that of our Restricted Subsidiaries;

(15) Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property or improvements thereto created prior to or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment to lend entered into prior to, at the time of, or within 360 days) after completion of such construction, alteration or repair;

(16) Liens existing on the date of the indenture;

(17) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(18) Any extension, renewal, refunding or replacement of the foregoing, provided that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Funded Debt secured by such Lien at such time is not increased.

“Attributable Debt” means, in connection with any sale and leaseback transaction under which either we or any Restricted Subsidiary are at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the lesser of (A) total net obligations of the lessee for rental payments during the remaining term of the lease discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (i) the weighted average Yield to Maturity (as defined in the indenture) of the debt securities, such average being weighted by the principal amount of each series of the debt securities and (ii) the interest rate inherent in such lease (as determined in good faith by us), both to be compounded semi-annually or (B) the sale price for the assets so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of the lease.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with U.S. generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (i) any of our Indebtedness or Indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary’s balance sheet prepared in accordance with U.S. generally accepted accounting principles, and (iv) all Capital Lease Obligations (as defined in the indenture).

“Indebtedness” means, at any date, without duplication, all of our obligations for borrowed money or obligations for borrowed money of a Restricted Subsidiary.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens on any Principal Property of ours or of a Restricted Subsidiary which secure Secured Debt.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Restricted Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our or any of our Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Principal Property” means real and tangible property owned and operated now or hereafter by us or any Restricted Subsidiary constituting a part of any store, warehouse or, distribution center located within the United States of America or its territories or possessions (excluding current assets, motor vehicles, mobile materials handling equipment and other rolling stock, cash registers and other point-of-sale recording devices and related equipment and data processing and other office equipment), the net book value of which (including leasehold improvements and store fixtures constituting a part of such store, warehouse or distribution center) as of the date on which the determination is being made is more than 1.0% of Consolidated Net Tangible Assets. As of the date of this Offering Circular, none of our stores constitutes a Principal Property.

“Restricted Subsidiary” means each Subsidiary other than Unrestricted Subsidiaries.

“Secured Debt” means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the indenture or thereafter acquired or created), (ii) shares of stock owned by us or a Subsidiary in a Restricted Subsidiary or (iii) Indebtedness of a Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

“Unrestricted Subsidiary” means Subsidiaries designated as Unrestricted Subsidiaries from time to time by the our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Subsidiaries that owns any Principal Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Subsidiaries as an Unrestricted Subsidiary at any time that such Subsidiary owns any Principal Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Principal Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Principal Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the indenture)).

Limitation on Sale/Leaseback Transactions.    The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any of our or any Restricted Subsidiary’s Principal Property (which lease is required by GAAP to be capitalized on the balance sheet of such lessee), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a “sale and leaseback transaction”) unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (1) to (18) under “Restrictions on Secured Funded Debt” above) would not exceed 15% of Consolidated Net Tangible Assets.

This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under “Restrictions on Secured Funded Debt” above, Attributable Debt with respect to any sale and leaseback transaction if:

(1) We or a Restricted Subsidiary are permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (18) inclusive under “Restrictions on Secured Funded Debt” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the debt securities;

(2) The property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair market value (as determined by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a Restricted Subsidiary, within 360 days after the sale or transfer shall have been made by us or a Restricted Subsidiary, shall apply the proceeds thereof to the retirement of our or any Restricted Subsidiary’s Indebtedness or Funded Debt (other than Indebtedness or Funded Debt owned by us or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment provision of Indebtedness or Funded Debt;

(3) We or a Restricted Subsidiary apply the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to the purchase of assets (and the cost of construction thereof) within 360 days prior or subsequent to such sale or transfer;

(4) The effective date of any such arrangement or the purchaser’s commitment therefore is within 36 months prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof (which, in the case of a retail store, is the date of opening to the public), whichever is later;

(5) The lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years;

(6) The sale and leaseback transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries;

(7) The lease secures or relates to industrial revenue or pollution control bonds; or

(8) The lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Merger, Consolidation and Disposition of Assets

Each indenture provides that we shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Restricted Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Restricted Subsidiary) or permit any Person to merge with or into us unless: (a) either (i) we shall be the continuing Person or (ii) the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under each series of the debt securities and the indenture, and we shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes an obligation that is legal, valid and binding for us or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) we shall have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the indenture) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (a) above.

The indentures do not restrict, or require us to redeem or permit Holders of any series of the debt securities to cause a redemption of the debt securities of that series in the event of, (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the creditworthiness of our successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving us, whether or not involving a change in control. Accordingly, the Holders of the debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the Holders of debt securities. The existing protective covenants applicable to the debt securities would continue to apply to us, or our successor, in the event of such a transaction initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Waiver and Notice

“Event of Default” with respect to a series of senior debt securities is defined in the senior indenture to be if:

(1) We default in the payment of all or any part of the principal of such series of the debt securities when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2) We default in the payment of any interest on such series of the debt securities when the same becomes due and payable, and such default continues for a period of 30 days;

(3) We default in the performance of or breaches any of our other covenants or agreements in the indenture and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to us by the trustee or to us and the trustee by the Holders of 25% or more in aggregate principal amount of the affected series of the debt securities;

(4) An involuntary case or other proceeding shall be commenced against us with respect to us or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any substantial part of our property and assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(5) We (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets or (iii) effect any general assignment for the benefit of creditors;

(6) An event of default as defined in any one or more indentures or instruments evidencing or under which we have at the date of the indenture or shall thereafter have outstanding an aggregate of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such event of default under such indentures or instruments shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the Holders of such series; or

(7) Failure by us to make any payment at maturity, including any applicable grace period, in respect of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such failure shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the Holders of such series.

“Event of Default” with respect to a series of subordinated debt securities is defined in the subordinated indenture to include the events described in clauses (1), (2), (4) and (5) above.

If an Event of Default occurs and is continuing with respect to a series of the debt securities, then, and in each and every such case, either the trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series by notice in writing to us (and to the trustee if given by Holders), may declare the entire outstanding principal amount of the debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (4) or (5) occurs and is continuing with respect to a series of the debt securities, then the principal amount of all the debt securities of such series then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder of debt securities of such series or the trustee to the full extent permitted by applicable law.

Subject to provisions in the indenture for the indemnification of the trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the indenture with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of Holders of the debt securities of such series not joining in the giving of such direction; and provided further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of debt securities of such series pursuant to this paragraph.

Subject to various provisions in the indenture, the Holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may waive an existing Default or Event of Default with respect to such series and its consequences, except a Default in the payment of principal of or interest on any debt security of such series as specified in clauses (a) or (b) of the first paragraph of this section or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of such series affected. Upon any such waiver, such Default shall cease to exist with respect to such series, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Each indenture provides that no Holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless: (i) such Holder has previously given to the trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture; (iii) such Holder or Holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request. A Holder of debt securities of any series may not use the indenture to prejudice the rights of another Holder of such series or to obtain a preference or priority over such other Holder.

Information

Each indenture provides that we shall file with the trustee and transmit to holders of the debt securities such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant to such Act.

The Company will be required to file with the trustee annually, within four months of the end of each fiscal year of the Company, a certificate as to the compliance with all conditions and covenants of the indenture.

Discharge and Defeasance of Debt Securities and Covenants

Each indenture provides that we may terminate our obligations under any series of debt securities if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to that series of debt securities under the indenture; or (ii) (a) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the Holders of the debt securities of such series for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, and (c) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of our obligations under the indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i), only our obligations to compensate and indemnify the trustee under the indenture shall survive. With respect to the foregoing clause (ii), only our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to deliver the debt securities of such series for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and its right to recover excess money held by the trustee shall survive until the debt securities of such series are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Each indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“legal defeasance”) and (ii) may omit to comply with any other specific covenant relating to the debt securities of such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to the indenture, and such omission shall be deemed not to be an Event of Default under clause (c) of the first paragraph of “—Events of Default, Waiver and Notice” (“covenant defeasance”); provided that the following conditions shall have been satisfied: (a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the Holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; (c) no Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; (d) we shall have delivered to the trustee an opinion of counsel that (1) the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the debt securities of such series have a valid security interest in the trust funds, and (e) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d) (1) above may be replaced by a ruling directed to the trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause (i) above, our obligations to execute and deliver the debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to deliver the debt securities of such series for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until the debt securities of such series are no longer outstanding. After the debt securities of such series are no longer outstanding, in the case of legal defeasance under clause (i) above, only our obligations to compensate and indemnify the trustee and its right to recover excess money held by the trustee shall survive.

Modification and Waiver

Each indenture provides that we and the trustee may amend or supplement the indenture or any series of the debt securities without notice to or the consent of any Holder of such series:

(1) to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders of debt securities of such series;

(2) to comply with the provisions of the indenture in connection with a consolidation or merger of our company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of our property and assets;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(5) to make any change that does not materially and adversely affect the rights of any Holder of debt securities of such series; or

(6) to make any change to conform the indenture to the Description of Debt Securities contained in this prospectus or prospectus supplement relating to the debt securities.

Each indenture also contains provisions whereby we and the trustee, subject to certain conditions, without prior notice to any Holders of any series of the debt securities, may amend the indenture and the outstanding debt securities of such series with the written consent of the Holders of a majority in principal amount of the debt securities of such series then outstanding, and the Holders of a majority in principal amount of the outstanding debt securities of any series by written notice to the trustee may waive future compliance by us with any provision of the indenture or the debt securities of such series.

Notwithstanding the foregoing provisions, without the consent of each Holder of a series of the debt securities affected thereby, an amendment or waiver may not:

(1) extend the stated maturity of the principal of, or any installment of interest on, such Holder’s debt securities, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any debt security of that series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

(2) reduce the percentage in principal amount of outstanding debt securities of that series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain Defaults and their consequences provided for in the indenture;

(3) waive a Default in the payment of principal of or interest on any debt security of that series of such Holder; or

(4) modify any of the provisions of this provision of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the Holder of each outstanding debt security of that series thereunder affected thereby.

It shall not be necessary for the consent of any Holder under this provision of the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, we shall give to the Holders of the series of the debt securities affected thereby a notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to Holders of all affected series of the debt securities upon request. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing Law

Each indenture and the debt securities will be governed by the laws of the State of New York.

The Trustee

We and our subsidiaries maintain ordinary banking and trust relationships with The Bank of New York Trust Company, N.A., a national banking association and its affiliates. The Bank of New York Trust Company, N.A., a national banking association is our transfer agent and the registrar of our common stock.

FORMS OF SECURITIES

We will issue the debt securities in the form of one or more fully global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. One or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of CVS Caremark, the trustee, or any other agent of CVS Caremark or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium or interest or to holders on that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and related financial statement schedule of CVS Corporation and its subsidiaries as of December 30, 2006, and December 31, 2005 and for the fifty-two week periods ended December 30, 2006, December 31, 2005 and January 1, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the thirteen week periods ended March 31, 2007 and April 1, 2006 incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because such report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

The consolidated financial statements of Caremark and its subsidiaries appearing in Caremark’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein), and Caremark management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of Caremark and its subsidiaries as of December 31, 2005 and for each of the years in the two-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.